Exhibit 10.3

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF CERTAIN OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THAT CERTAIN SUBORDINATION AGREEMENT DATED DECEMBER 1, 2016, BETWEEN FIRST SOLAR ASSET MANAGEMENT, LLC, 8POINT3 OPERATING COMPANY, LLC AND CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.  THIS INSTRUMENT MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED.

December 1, 2016

PROMISSORY NOTE

$50,000,000

8point3 Operating Company, LLC, a Delaware limited liability company (“Payor”), for value received, hereby unconditionally promises to pay to the order of First Solar Asset Management, LLC, a Delaware limited liability company (“Seller”), on or before the date that is six (6) months after the Maturity Date (the “Note Maturity Date”) the principal amount of Fifty Million Dollars ($50,000,000) (the “Loan”), together with accrued interest thereon at a rate of (a) six percent (6%) per annum (i) in respect of all amounts outstanding under this Promissory Note (this “Note”) upon the occurrence and during the continuance of any Specified Event of Default (as defined herein), and (ii) in respect of the amount of any interest payment accrued as a PIK (as defined herein), and (b) four percent (4%) per annum in respect of all other amounts outstanding under this Note (the “Interest Rate”).

Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in that certain Credit and Guaranty Agreement, dated as of June 5, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), among Payor, 8point3 Energy Partners LP, certain subsidiaries of Payor, Credit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, the lenders party thereto and the other agents party thereto.

1.Payments.

(a)Interest under this Note shall be due and payable quarterly in arrears on the tenth (10th) Business Day of March, June, September and December with respect to the period ending on the last day of the immediately preceding Fiscal Quarter, commencing on the first such date to occur after the date hereof (each, a “Note Interest Payment Date”); provided, that such amounts shall be paid solely from amounts that would, at such time, otherwise be permitted to be distributed as a Restricted Junior Payment by Payor pursuant to Section 6.4(c) of the Credit Agreement (“Distributable Cash”), such amounts, in any such Fiscal Quarter, not to exceed the Quarterly Prepayment Threshold (as defined herein) for such Fiscal Quarter; provided, further, that, to the extent Payor does not have sufficient Distributable Cash to pay any such Interest Payment in cash, the portion thereof not paid in cash shall be accrued as a payment-in-kind (“PIK”) and added to the outstanding balance of this Note; provided, further, that the entire unpaid balance of accrued interest, together with the entire unpaid principal balance of this Note if not sooner paid, shall be due and payable in full on the Note Maturity Date.

(b)Except as otherwise expressly provided herein, all repayments (excluding, for the avoidance of doubt, prepayments) hereunder shall include the payment of the unpaid balance of all interest accrued under the Note to and including the date of such repayment.  All repayments and any prepayments pursuant to Section 2(a)(i) made by Payor hereunder shall be applied first to accrued and unpaid interest and then to unpaid principal.  Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  All repayments and prepayments by Payor of principal and all payments by Payor of interest, and all other sums due under this Note shall be made without deduction, setoff, abatement, suspension, deferment, defense or counterclaim, on or before the due date of repayment or payment, and shall be paid in lawful money of the United States of America, in immediately available funds on the day when payment shall become due, at the principal office of Seller (or at such other place as Seller may designate in writing).

(c)If at any time any payment made by Payor under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Payor or otherwise, Payor’s obligation to make such payment shall be reinstated as though such payment had not been made.

(d)Upon payment in full of the principal of and interest on this Note and all other sums due from Payor to Seller under the terms of this Note or upon any prepayment, this Note shall be canceled and returned to Payor and shall be of no further operation or effect.  The obligation of Payor to make the payments required to be made on this Note and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by setoff, counterclaim, abatement or otherwise.

2.Prepayments.

(a)Mandatory Prepayments.  Payor shall prepay amounts outstanding under this Note:

i.

on each Note Interest Payment Date, in an amount equal to the sum of (i) the Quarterly Prepayment Threshold (as defined herein) for the applicable Fiscal Quarter (less the amount of, and only after, interest paid in such Fiscal Quarter), plus (ii) any portion of the Quarterly Prepayment Threshold for any previous Fiscal Quarter which Payor failed to use to pay interest or make a mandatory prepayment for any reason pursuant to this Note; in each case, to the extent that such amount constitutes Distributable Cash; and

ii.

with 100% of any Net Equity Proceeds from the sale or issuance of any common Equity Interests of the Partnership received by Payor after the date hereof so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Payor is in pro forma compliance with the financial covenants set forth in the Credit Agreement treating such payment as a Restricted Junior Payment pursuant to Section 6.4(c) of the Credit Agreement; provided, that Payor shall be permitted to retain without mandatory prepayment up to Twenty-Five Million Dollars ($25,000,000) of Net Equity Proceeds received after the date hereof (such Net Equity Proceeds, “Specified Net Equity Proceeds”); provided, further, that Payor, at its option, may prepay all or part of the principal amount of this Note outstanding from time to time without penalty or premium using such Specified Net Equity Proceeds; provided, further, that, for the avoidance of doubt, Payor shall be permitted to use Net Equity Proceeds to prepay Loans outstanding under the Credit Agreement to the extent, and in such amounts as, necessary to cause Payor to be in pro forma compliance with the financial covenants set forth in the Credit Agreement for purposes of making Restricted Junior Payments pursuant to Section 6.4(c) of the Credit Agreement.

For purposes of this Note, “Quarterly Prepayment Threshold” means the lesser of (i) the value set forth for the applicable Fiscal Quarter in Schedule 1 attached hereto, and (ii) the positive difference (if any) between (A) the amount described in clause (i) and (B) the amount reasonably determined by Payor which would be necessary, if used to prepay outstanding Loans under the Credit Agreement, to cause the Leverage Ratio (calculated on a pro forma basis after giving effect to such prepayment) not to exceed 5.25 to 1.00 at any time prior to the Note Maturity Date.  Any mandatory prepayment pursuant to clause 2(a)(i) above may be waived at the discretion of the Seller, and any mandatory prepayment pursuant to clause 2(a)(ii) above may only be waived with the consent of the Required Lenders.

(b)Voluntary Prepayments.  Except as set forth in Section 2(a), Payor shall not be permitted to prepay this Note; provided, however, that, in the event that Payor is no longer prohibited from making optional prepayments pursuant to Schedule 1.1(E) of the Credit Agreement or, upon receiving the consent of the Required Lenders with respect thereto, Payor shall be permitted to prepay this Note, in full or in part, at any time without the payment of any premium or fee.

3.Priority of Payments.  No payment shall be made under this Note in respect of any Fiscal Quarter until all debt service due and payable on the Obligations for such Fiscal Quarter has been paid in full.

4.Representations and Warranties.  Payor hereby represents, warrants, covenants and agrees that (i) Payor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) Payor has the capacity to enter into the transactions contemplated by this Note and has duly authorized the execution, delivery and performance of this Note, (iii) this Note constitutes the legal, valid, and enforceable obligation of Payor, enforceable in accordance with its terms, and (iv) the execution, delivery and performance by Payor of this Note, and the transactions contemplated hereby, will not violate any contractual obligation of Payor, and no approval or consent of any party or any authority of any kind or nature is required that has not been duly obtained for the execution, delivery and performance by Payor of this Note.

5.Covenants. Until the payment in full of the principal of and interest on this Note and all other sums due from Payor to Seller under the terms of this Note,

(a)Payor shall cause the Partnership to contribute 100% of any Net Equity Proceeds from the sale or issuance of any common Equity Interests of the Partnership to Payor to the extent Payor is required to prepay amounts outstanding under this Note pursuant to Section 2(a)(ii) hereof;

(b)Payor shall not incur additional Indebtedness to which this Note would be subordinated (other than the Obligations);

(c)except with respect to the Phase 2 Assets (as defined in that certain Purchase, Sale and Contribution Agreement, dated as of January 26, 2016, by and between SunPower and Payor), Payor shall not consummate any Acquisition Transaction or any other acquisition of a Solar Energy Project; and

(d)No agreement to extend the Maturity Date pursuant to Section 2.24 of the Credit Agreement will extend the Note Maturity Date without the prior consent of Seller.

6.Events of Default.

(a)A “Specified Event of Default” hereunder shall occur upon the occurrence of any event which would constitute an Event of Default pursuant to Sections 8.1(f) or 8.1(g) of the Credit Agreement.

(b)A “Note Event of Default” hereunder shall occur if (i) Payor shall fail to pay any amount of interest on or principal of the Loan when and as due hereunder (it being understood that any interest payment accrued as a PIK shall not constitute such a failure to pay interest on the Loan), or (ii) Payor shall fail to comply with or shall breach any covenant or other provision set forth in this Note.

7.Remedies.  (a) From and after the earlier of (i) the Termination Date (as defined in Schedule 1.1(E) of the Credit Agreement and the Subordination Agreement); and (ii) the Note Maturity Date (but, in the event the Note Maturity Date occurs prior to the Termination Date, solely to the extent permitted pursuant to the Subordination Agreement), upon the occurrence of any Note Event of Default, or (b) upon the occurrence of any Specified Event of Default; and, in each case, at any time thereafter during the continuance thereof, Seller may at its option, by written notice to Payor (x) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (y) exercise any or all of its rights, powers or remedies available at law or in equity; provided, however, that upon the occurrence of any Specified Event of Default, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of Seller.

8.Notices and Communications.  Any communications between the parties hereto, and notices provided herein to be given, may be given by delivering the same to Seller at the principal office of Seller, or to Payor at the principal office of Payor, as applicable, or to such other officers or addresses as either party may in writing hereafter specify.

9.No Waiver.  No delay or omission to exercise any right, power or remedy accruing to Seller under this Note shall impair any such right, power or remedy of Seller, nor shall it be construed to be a waiver of any such right, power or remedy.  Any waiver, permit, consent or approval of any kind or character on the part of Seller of any breach or default under this Note, or any waiver on the part of Seller of any provision or condition of this Note, must be in writing and shall be effective only to the extent in such writing specifically set forth.  All remedies, either under this Note or by law or otherwise afforded to Seller, shall be cumulative and not alternative.

10.Amendment.  This Note may be altered or waived only by prior written agreement signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought; provided that, to the extent required pursuant to the Credit Agreement, the terms and conditions herein shall not be materially amended in any manner adverse to the interests of any Agent, any Lender or any Secured Party without the prior written consent of the Required Lenders; provided, further, that no later than five (5) Business Days prior to the effectiveness of any such amendment that does not require the consent of the Required Lenders, Payor shall have delivered to the Administrative Agent a copy of such amendment.

11.Assignment.  Neither Payor nor Seller may transfer or assign its rights or obligations under this Note.

12.Governing Law.  THIS NOTE, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SUCCESSOR PROVISION THERETO)).

13.Severability.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

14.Subordination.  Each of Seller and Payor acknowledges that this Note shall be subject to the terms and conditions set forth in that certain Subordination Agreement (the “Subordination Agreement”), dated as of the date hereof, between Payor, Seller and the Administrative Agent and Collateral Agent, until such terms and conditions no longer apply pursuant to the terms of the Subordination Agreement.  In the event of a conflict between the provisions set forth in this Note and those set forth in the Subordination Agreement, the provisions of the Subordination Agreement shall supersede and control the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, Payor has caused this Note to be duly executed in its name,  by its duly authorized officer, as of the date first written above.

8POINT3 OPERATING COMPANY, LLC

By:	8point3 Energy Partners LP, its managing member

By:	8point3 General Partner, LLC, its general partner

By:	/s/ Max Gardner
Name:	Max Gardner
Title:	Vice President of Operations

Schedule 1

Quarterly Prepayment Thresholds

Fiscal Quarter Ending	Quarterly Prepayment Threshold
11/30/2016	$0
2/28/2017	$500,000.00
5/31/2017	$502,031.60
8/31/2017	$883,942.41
11/30/2017	$1,764,930.87
2/28/2018	$1,057,295.23
5/31/2018	$485,721.47
8/31/2018	$883,870.88
11/30/2018	$1,769,145.83
2/28/2019	$1,058,024.64
5/31/2019	$474,437.54
8/31/2019	$888,852.73
11/30/2019	$1,778,411.10
2/29/2020	$1,063,805.67
5/31/2020	$459,657.85
8/31/2020	$890,368.14
11/30/2020	$1,784,206.37
2/28/2021	$1,066,118.34
5/31/2021	$447,818.80
8/31/2021	$889,935.82